EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TPT Global Tech Announces Loss of 15c2-11 Status Due to a Late Filing, and Actions Being Taken to Regain Compliance

San Diego, California (October 18, 2023) - TPT Global Tech, Inc. ("TPT" or "TPT Global Tech") (OTCBB:TPTW), based in San Diego, CA a leading technology company, today announced the temporary loss of its 15c2-11 compliance status where it now is traded only in the “Expert market” due to a delay in filing the June 30, 2023 quarter 10Q, caused by a newly acquired subsidiary's late submission of financial information for the second quarter. This delay caused the rescission of the acquisition of that subsidiary and subsequent filing of an 8K detailing the recission.

The delay in filing occurred, as a result of the TPT newly acquired subsidiary not providing their financial information in a timely manner. Consequently, TPT Global Tech made the decision to rescind the acquisition and return the subsidiary back to its previous owner.  The newly acquired subsidiary has now provided the necessary financial information, and TPT Global Tech is incorporating this information into its consolidated financial statements, even though the acquisition has been rescinded.

TPT Global Tech is actively working to incorporate the required financial information and plans to file its Form 10-Q shortly. This filing will bring the company back into current reporting status with the SEC, and the Over-the-Counter (OTC) markets. Upon the approval of the 15c-2-11 and regaining current status, we believe unsolicited trading of TPT Global Tech's stock will resume on the OTCPink.

"We understand the importance of timely and accurate financial reporting to our shareholders and the investment community," said Stephen Thomas, CEO of TPT Global Tech. "The delay caused by the subsidiary's late provision of records is unfortunate, but we have taken immediate and comprehensive steps to rectify the situation. We appreciate the cooperation of all parties involved, and we are confident that we will soon be back in compliance with all regulatory requirements."

TPT Global Tech remains committed to transparency and compliance. The company intends to regain its 15c2-11 status and resume normal trading activities as soon as possible.

About TPT Global Tech: www.tptglobaltech.com

TPT Global Tech, Inc. is a technology holding company based in San Diego, California.  The Company operates in various sectors including media, telecommunications, Smart City Real Estate Development, and the launch of the first super App, VuMe technology platform.

As a media content delivery hub, TPT Global Tech utilizes its own proprietary global digital media TV and telecommunications infrastructure platform. TPT offers software as a service (SaaS), technology platform as a service (PAAS), and cloud-based unified communication as a service (UCaaS) solutions to businesses worldwide. Their UCaaS services enable businesses of all sizes to access the latest voice, data, media, and collaboration features.

For more information about TPT Global Tech and its subsidiaries, please visit www.tptgloabltech.com.

For media or Investment inquiries, please contact:

Rick Eberhardt

Rick@tptglobaltech.com

SOURCE: TPT Global Tech, Inc.

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